EXHIBIT 10I

                     CONSULTING AGREEMENT WITH PAULA AMANDA

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                              CONSULTING AGREEMENT

THIS AGREEMENT, made this 1st day of April 1997, by and between National Pools Corporation, herein called "Company," with its principal offices at 550-15th Street, San Francisco, CA 94103 and Paula Amanda, herein called "Consultant," an individual with offices at 1001 Bridgeway #460, Sausalito, CA 94965.

         WHEREAS, Company desires to employ Consultant to provide consulting services on various projects concerning miscellaneous business matters for Company. Duties to include various administrative and executive tasks as directed by the President of NPC or facilitate the close of the NPC/NONA/NUOG escrow and other general business matters.

         NOW, THEREFORE, It is agreed as follows:

         That for and in consideration of mutual covenants and promises between parties hereto, it is hereby agreed that Consultant will furnish services and Company will make payment for same upon presentation of Consultant's approved invoices. Total amount payable by Company under this Agreement shall be based on the SCHEDULE OF FEES presented in ATTACHMENT A to this Agreement Payment is subject to the following terms and conditions.

         Consultant shall be compensated based upon the attached schedule of fees payable in shares of Company's common stock. Company agrees to include sufficient number of shares of its common stock in a Form S-8 Registration Statement. The net proceeds from the sale of these shares shall be applied towards Consultant's hourly rate. Upon expiration of this Agreement Consultant shall account to the Company for all sums received from the sale of shares.

         (1) Company of  Consultant  may cancel the  Agreement by giving  thirty
(30) business days written notice to the other party. In the event of such cancellation, Consultant shall be entitled to compensation for all services rendered, plus incurred expenses, to the date of cancellation based o the SCHEDULE OF FEES presented in ATTACHMENT A.

         (2) Consultant shall invoice Company twice monthly; upon receipt of invoice, Company shall make payment to Consultant within five (5) business days.

         (3) Consultant expressly agrees to discharge at once all liens with may be filed in connection with services performed and hold Company harmless therefrom.

         (4) Consultant shall not assign or delegate to any other person or entity any rights or duties hereunder without express written consent of Company.

         (5) Consultant shall release, indemnify, defend and hold harmless Company from and against any and all claims, costs and liability for injury to or death of persons, and loss or damage to property hereto, caused by or in any way connected with performance of this Agreement by Consultant, his agents or employees, except when due to the negligence of Company and/or its agents.

         (6) Both parties to the Agreement understand there are certain Company duties and obligations under Federal and State regulations (and other regulations, as applicable) that cannot be delegated to Consultant. The scope of consulting services provided to Company through this Agreement shall not include such duties or obligations.

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         (7)  Consultant's  relationship to Company is and shall in all respects be that of an independent consultant. Consultant shall be solely responsible for its own labor relations, policies and the enforcement thereof Consultant shall be solely responsible for any Federal, State, County or City taxes upon such payment made by the Company.

         (8) Both Company and Consultant agree to review all terms and conditions of this Agreement during the month of January and the month of June of each year, and modify such terms upon mutual consent.

         (9) All materials prepared or developed by Consultant during hours billed to Company (including but not limited to documents, calculations, maps, sketches, notes and reports) shall become the properly of Company when prepared whether delivered to Company or not, and if requested, shall be delivered to Company upon termination of this Agreement.

         (10) This Agreement shall take effect when both parties have signed the Agreement and shall remain in effect until completion of services contracted hereunder or until terminated by either party, whichever is sooner.


         IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed in duplicate as of the day and year first above written.

National Pools Corporation              Paula Amanda

By:  /s/  Joe Monterosso                /s/  Paula Amanda
     -----------------------------           ----------------------------------
          Joe Monterosso                     Paula Amanda

Date:     4/1/97                        Date:     4/1/97

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                                  ATTACHMENT A

                                     to the

                              CONSULTING AGREEMENT

                                     between

                           National Pools Corporation

                                       and

                                  Paula Amanda


                                SCHEDULE OF FEES

                  Hourly Rate:                    $95.00

                  Expenses:                       At Cost

                  Use of Personal Vehicle:        $0.30 per mile

National Pools Corporation              Paula Amanda

By:  /s/  Joe Monterosso                /s/  Paula Amanda
          ------------------------           ----------------------------------
          Joe Monterosso                     Paula Amanda

Date:     4/1/97                        Date:     4/1/97

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